Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation

San Diego, California

We hereby consent to the incorporation by reference of our report dated January 4, 2008, relating to the consolidated financial statements and financial statement schedule of American Technology Corporation as of, and for the year ended September 30, 2007, included in its Annual Report on Form 10-K for the year ended September 30, 2007 filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1 and related Prospectus of American Technology Corporation for the registration of 2,272,137 shares of its common stock.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
February 15, 2008